UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 25, 2014	(July 22, 2014)

Metro Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-50961	25-1834776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3801 Paxton Street, Harrisburg, Pennsylvania	17111
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	888-937-0004

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 22, 2014, Howell C. Mette notified Gary L. Nalbandian, Chairman, President and Chief Executive Officer of Metro Bancorp, Inc. (“Metro”) and Metro Bank (“Bank”) that he was retiring from the Board of Directors of Metro and the Bank, effective July 25, 2014, following the joint meeting of the Boards. Mr. Mette had served as a director of the Bank since 1985 and of Metro since 1999. Mr. Mette stated that after nearly 30 years, it was time to retire. At their joint meeting, the Boards of Directors extended to Mr. Mette their heartfelt appreciation for his years of service and acknowledged the critical role he has played in the organization and success of Metro and the Bank.

(d)
At the joint meeting of the Board of Directors of Metro and the Bank on July 25, 2014, the Boards increased the number of directors on their Boards from nine to ten members and elected Jessica E. Meyers and Thomas F. Smida to serve on the respective Board of Directors until Metro’s 2015 annual meeting of shareholders. The new directors were not appointed to Board committees at this meeting.

The new directors will be compensated for their service on the same basis as other Metro and Bank directors are compensated.

Internal controls exist within Metro and the Bank to ensure that compliance with Regulation O, which deals with loans to insiders such as directors, is maintained on an ongoing basis. Accordingly, any loans or commitments to lend to such persons and to the companies with which they are associated were made (and will be made) in the ordinary course of business, on substantially the same terms, (including interest rates, collateral on the loans, and repayment terms), as those prevailing at the same time for comparable transactions with persons not related to or employed by Metro or the Bank.

Item 9.01. Financial Statements and Exhibits
Exhibit No.
99.1 Press Release, dated July 25, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 25, 2014
Metro Bancorp, Inc.
-------------------------------
(Registrant)

/s/ Mark A. Zody
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Mark A. Zody
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.           Description

99.1          Press Release of Metro Bancorp, Inc. dated July 25, 2014